EXHIBIT 23.1
INDEPENDENT AUDITORS’ CONSENT
We consent to the incorporation by reference in Registration Statement Nos. 333-128615, 333-107555, 333-101569, 333-86595, 333-65721, 333-40697, and 333-34677 on Form S-8 of our reports relating to the financial statements of Pacific Sunwear of California, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment, in fiscal 2006) and the effectiveness of Pacific Sunwear of California, Inc.’s internal control over financial reporting dated March 28, 2008, appearing in the Annual Report on Form 10-K of Pacific Sunwear of California, Inc. for the year ended February 2, 2008.
/s/ Deloitte & Touche LLP
Costa Mesa, CA
March 28, 2008